                                                                                 EX-99.B(i)legopn

December 21, 2006

Securities and Exchange Commission
100 F Street NE
Washington DC 20549

RE:    Ivy Funds, Inc.
         Post-Effective Amendment No. 31

Dear Sir or Madam:

In connection with the public offering of shares of Capital Stock of Ivy Funds, Inc. (the "Fund"), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

It is my opinion that the indefinite number of shares of such Capital Stock covered by the Fund's Registration Statement on Form N-1A, when issued and paid for in accordance with the terms of the offering, as set forth in the Prospectus and Statement of Additional Information forming a part of the Registration Statement, will be, when such Registration shall have become effective, legally issued, fully paid and non-assessable by the Fund.

I hereby consent to the filing of this opinion as an Exhibit to the said Registration Statement and to the reference to me in such Statement of Additional Information.

Yours truly,

/s/ Kristen A. Richards
Kristen A. Richards
Vice President, Associate General Counsel
     and Assistant Secretary